Mail Stop 4561
									March 6, 2006

Mr. Xi Qun Yu
Chief Executive Officer
China Education Alliance, Inc.
80 Heng Shan Rd.
Kun Lun Shopping Mall
Harbin, P.R. China 150090

      Re:	China Education Alliance, Inc.
		Form 10-KSB/A for Fiscal Year Ended December 31, 2004 Form 10-QSB for Fiscal Quarter Ended March 31, 2005 Form 10-QSB for Fiscal Quarter Ended June 30, 2005 File No. 333-101167

Dear Mr. Yu:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.



							Sincerely,



Steven Jacobs
Accounting Branch Chief